Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of March 24, 2014, by and among Jeffrey J. Gordman (the “Executive”) and Gordmans Stores, Inc. (the “Company”).

WHEREAS, Executive and the predecessor to the Company are parties to an Employment Letter Agreement dated as of October 16, 2008 (the “Employment Letter Agreement”);

WHEREAS, Executive has served as President and Chief Executive Officer of the Company since 1996, during which time the Company experienced unprecedented growth; and, Executive has determined that the Company is currently well-positioned for further growth and profitability and it is therefore an appropriate time to pursue family and other interests;

WHEREAS, Executive has advised the Company that he has retired and the parties have therefore agreed that Executive will separate from employment with the Company effective March 24, 2014 (the “Separation Date”) and Executive has resigned from all of his positions with the Company effective as of the Separation Date; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s separation from employment with the Company.

NOW, THEREFORE, for and in consideration of the covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Executive and Company agree as follows:

1. Termination. The Executive acknowledges that the Executive’s employment with the Company terminated effective at the close of business on the Separation Date, and that after the Separation Date, the Executive shall not represent himself as being an employee, officer, director, agent or representative of the Company of any of its subsidiaries for any purpose. The Executive hereby resigns all of the Executive’s positions at the Company and any of its subsidiaries effective as of the Separation Date, including Executive’s positions as President and CEO of the Company as well as a member of the Board of Directors of the Company (the “Board”) or any of its subsidiaries. The Executive shall execute such additional documents as requested by the Company to evidence the foregoing. Except as otherwise provided herein, the Separation Date shall be the termination date of the Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Released Parties (as defined in Exhibit A hereof).

2. Severance Benefits. The Company will pay severance pay and provide the other benefits described in this Section subject to Executive’s continued compliance with the obligations in this Agreement and the execution of the General Release (as defined below). The Company will pay severance compensation in the total amount of $647,000, to be paid in accordance with the normal payment practices of the Company, but no less frequently than monthly, over the period of twelve (12) months following the Separation Date. Further, (a) the Executive will receive a lump sum payment in lieu of his current car allowance in an amount equal to $15,600.00, payable within 10 business days of the execution of this Agreement, and (b) the Company shall provide, at its expense, for the participation by the Executive and his family members in 12 months of COBRA health and dental plan coverage. Lastly, the Company shall pay to Executive a bonus with respect to his services provided in fiscal year ending 2013 in an amount equal to the bonus paid to the Executive with respect to fiscal year ending 2012. Such bonus shall be paid to the Executive in a manner consistent with the payment of 2013 bonuses to other executives of the Company.

3. Modification of Option Expiration Date. All vested stock options and similar benefits held by the Executive pursuant to the 2010 Omnibus Incentive Compensation Plan (as amended) are hereby amended such that all such stock options and similar benefits may be exercised at any time within a period of ninety (90) days from and after the date of this Agreement.

4. Release. The amounts described in paragraph 2 hereof shall only be payable if the Executive delivers to the Company on the date hereof the general release of claims in favor of the Company as attached on Exhibit A hereto (the “General Release”) and does not subsequently revoke the General Release.

5. Accrued Obligations. Within thirty (30) days following the Separation Date (or such earlier time as may be required by applicable law), the Executive shall be paid for accrued, unused vacation days, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement, all in accordance with the Company’s policies. The Executive shall be entitled to the payments and benefits described in this paragraph 5 regardless of whether the Executive executes this Agreement or the General Release.

6. Restrictive Covenants; Survival. Executive understands, acknowledges and agrees the rights and obligations of Executive with respect to any covenants regarding confidential information, noncompetition and non-solicitation of customers or employees will survive Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.

7. No Other Compensation. The Executive acknowledges and agrees that the payments and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between the Executive and the Company; and (ii) exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company.

8. Confidentiality. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations,

2

improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

9. Company Property. No later than ten (10) days following the date hereof, Executive shall return all property belonging to the Company or its affiliates (including, but not limited to any the Company laptop or computers, and other equipment, documents and property belonging to the Company).

10. Cooperation. Upon the receipt of at least ten (10) days’ prior written notice from the Company (including outside counsel), the Executive agrees that for a period of twelve (12) months following the Separation Date, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide assistance to the Company, its affiliates and their respective representatives in defense of any claim that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive shall not be required to provide in excess of fifteen (15) hours per calendar month for such assistance, except as otherwise agreed by the Executive. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.

11. Enforcement; Remedies. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, the Executive agrees that any material breach by the Executive of this Agreement and the General Release shall constitute a material breach of this Agreement as to which the Released Parties may seek all relief available under the law. In addition, the Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this

3

Agreement or the General Release would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

12. No Assignments; Binding Effect. Except as provided in this paragraph 12, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “the Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

13. Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company in writing to consult with an attorney of the Executive’s choice prior to signing this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; (d) has had answered to the Executive’s satisfaction by the Executive’s independent legal counsel all questions that the Executive has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) is signing this Agreement voluntarily and of the Executive’s own free will and agrees to abide by all of the terms and conditions contained herein.

14. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

15. Entire Agreement. The Executive understands that this Agreement and the documents referenced herein constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties, including, for the avoidance of doubt, the Employment Letter Agreement. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive after the date of this Agreement.

4

16. Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that the Executive or any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. For the avoidance of doubt, it is acknowledged that Executive’s resignation does not constitute a termination of employment with cause under any agreements between the parties or Company benefit plans.

17. Tax Matters.

(a) Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) comply with or be exempt from Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Executive agrees and acknowledges that the Company makes no representations with respect to the application of Code Section 409A and other tax consequences to any payments hereunder and, by entering into this Agreement, Executive agrees to accept the potential application of Code Section 409A and the other tax consequences of any payments made hereunder. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

18. Company Indemnification and D&O Insurance. In all events, all rights as of the Separation Date of the Executive to indemnification as an officer, director, committee member or otherwise, whether arising under any Company organizational documents, plans, agreements, resolutions or otherwise, shall remain in full force and effect from and after the Separation Date; and, the Company shall cause the Executive to continue to be insured under the Company’s director and officer liability insurance coverage with respect to facts and circumstances on or before the Separation Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GORDMANS STORES, INC.

By:	/s/ T. Scott King
Name: T. Scott King

Title:	President, Chief Executive Officer & Secretary

/s/ Jeffrey J. Gordman
JEFFREY J. GORDMAN

Signature Page to Separation Agreement

EXHIBIT A

GENERAL RELEASE

I, Jeff Gordman, in consideration of and subject to the performance by Gordmans Stores, Inc. (together with its subsidiaries, the “the Company”), of its obligations under the Separation Agreement dated as of March 24, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under paragraph 2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in paragraph 2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. All such payments and benefits will be considered compensation for purposes of any employee benefit plan program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

Exhibit A to Separation Agreement — General Release

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, nothwithstanding anything in this General Release to the contrary, I am not waiving (i) any right to the payment under paragraphs 2 and 5 of the Agreement to which I am or may become entitled to pursuant to the terms of such paragraphs, (ii) my rights as an equity or security holder in the Company or its affiliates or (iii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

Exhibit A to Separation Agreement — General Release

8.	I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

9.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

10.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21 DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

Exhibit A to Separation Agreement — General Release

8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	/s/ Jeffrey J. Gordman

DATED:	March 24, 2014

Exhibit A to Separation Agreement — General Release